Exhibit 10.3

GENERAL RELEASE
This General Release (hereinafter referred to as “Agreement”) is made by and between Daniel Hurwitz (hereinafter referred to as “Employee” or “You”) and Brixmor Property Group Inc. and its subsidiaries and their respective successors and assigns and each of their respective employees, officers, directors, shareholders and agents (collectively referred to hereinafter as “Brixmor”).
WHEREAS, pursuant to the terms of your Employment Agreement with the Company dated February 12, 2016 (the “Employment Agreement”), the Company has elected to terminate your employment with the Company; and
WHEREAS, You have had at least twenty-one (21) days to consider the terms of this Agreement prior to your execution hereof; and
WHEREAS, You have elected to execute this Agreement according to its terms;
NOW, THEREFORE You and Brixmor agree to be legally bound, in consideration of the mutual promises set forth herein, by the following terms.
1.Last Day of Employment. Your last day of employment with Brixmor shall be May 20, 2016 (the “Separation Date”). The Separation Date shall be the termination date of your employment with Brixmor for all purposes, including for the purposes of any benefit plans and programs sponsored by Brixmor in accordance with the terms of such plans. In no event may this Agreement be executed by You prior to the close of business on the Separation Date. As of the Separation Date, you shall also be deemed to have resigned from all board positions with any subsidiaries of Brixmor Property Group Inc., including BPG Subsidiary Inc. For the avoidance of doubt, you shall continue to serve as a member of the Board of Directors of Brixmor Property Group Inc.

2.Consideration. In exchange for signing (and not revoking) this Agreement, Brixmor agrees to provide You with the following as soon as practicable after the Effective Date of this Agreement (as defined below):

a.A lump sum payment equal to the difference between the total amount of cash compensation that Brixmor has paid you from the Effective Date (as defined in the Employment Agreement) through the Separation Date and the total amount of cash compensation that Brixmor would have paid you through the date that is six (6) months after the Effective Date, subject to all applicable withholdings and taxes.

b.In addition, Brixmor shall instruct Computershare, Brixmor’s transfer agent, to remove any restrictions or legends on Brixmor shares that you received in connection with the execution of the Employment Agreement.

3.Health Insurance. Whether or not You sign this Agreement, your current group health insurance coverage will continue through and including May 31, 2016. Following the period when your group health insurance coverage ends, You (and your spouse and eligible dependents, if any) may be entitled to elect continued health coverage on a self-pay basis in accordance with the Consolidated Omnibus Budget Reconciliation Act known as COBRA. Information regarding COBRA coverage will be provided to You under separate cover.

4.No Consideration Absent Execution of this Agreement. You understand and agree that You would not receive the benefits specified in Section 2 above, except for your execution of this Agreement and the fulfillment of the promises contained herein. You otherwise acknowledge, understand and agree that You have been compensated by Brixmor in full for all wages and other pay earned and accrued by You through the Separation Date. Except for the benefits described in Section 2 above and any incurred but not yet reimbursed business expenses, no other wages, bonuses, benefits, vacation pay, reimbursable expenses or other payments or compensation of any kind whatsoever are owed to You or will be paid to You by Brixmor. You further acknowledge, understand and agree that except for the benefits described in Section 2 above, You are not eligible to receive and will not receive any other separation or severance compensation or benefits from Brixmor in connection with your employment, the termination of your employment or your executing this Agreement.

5.General Release of Claims. You knowingly and voluntarily release, waive and forever discharge Brixmor of and from any and all claims, causes of action, demands, fees and liabilities, known and unknown, of any kind or nature whatsoever which You, your heirs, dependents, beneficiaries, personal and legal representatives, trustees, executors, administrators, successors and assigns (collectively referred to herein as “Employee Releasors”) had, now have or may have, arising out of or relating to your employment with Brixmor, the terms and conditions of that employment, or the termination of that employment relationship, as of the date of execution of this Agreement. This release includes but is not limited to all liabilities for the payment of any sums for earnings, bonuses, severance pay, salary, accruals under any vacation, sick leave, or holiday plans, and any employee benefits. Without limiting the generality of the foregoing, this Release includes and forcloses any charge, claim or lawsuit under any federal, state, or local law (including all amendments thereto), including without limitation, any alleged violation of, or claim related to or arising out of:

a.
Title VII of the Civil Rights Act of 1964, as amended; the Reconstruction Era Civil Rights Act (also known as the Civil Rights Act of 1866), as amended; the Civil Rights Act of 1991, as amended; the Americans with Disabilities Act of 1990, as amended; the ADA Amendments Act of 2008; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act of 1967, as amended; the Equal Pay Act; the National Labor Relations Act; the Fair Labor Standards Act; the Immigration Reform and Control Act; the Occupational Safety and Health Act; the Worker Adjustment Retraining and Notification Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; the Fair Credit Reporting Act; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the False Claims Act; the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued vested benefits under any employee benefit or pension plan of Brixmor, if any, in accordance with the terms and conditions of such plan and applicable law), the New York State Human Rights Law; the New York Executive Law; the New York Civil Rights Law; the New York City Human Rights Law; the New York City Local Civil Rights Restoration Act of 2005; the New York Minimum Wage Act; the New York Worker Adjustment Retraining and Notification Act; the New York Fair Credit Reporting Act; New York Labor Law; the New York City Administrative Code; and/or the retaliation provisions of the New York Workers’ Compensation law;

b.
any state constitution or any other federal, state or local law (statutory or decisional), regulation, ordinance or other legal obligation concerning wages, employment, the terms and conditions of employment, the termination of employment, equal pay, wage payment, maximum hours and overtime, meal and rest periods, public holidays, wage deductions, prevailing wages, medical examinations, lie detector tests, fingerprinting, military leave, disaster service volunteer leave, jury duty, time off to vote, whistleblower protection, labor relations, criminal background checks, genetic disorders, apprenticeship programs, disability discrimination, reasonable accommodation for disabilities, political activities, recreational activities, and/or legal use of consumable products outside of working hours;

c.
your employment with Brixmor, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of that employment including, without limitation, wrongful discharge, constructive discharge, breach of contract (whether express or implied), breach of the covenant of good faith and fair dealing, breach of promise, detrimental reliance, promissory estoppel, equitable estoppel, unjust enrichment, quantum meruit, violation of public policy, tortious conduct, defamation, libel, slander, false light, interference with contract or a prospective economic advantage, fraud, fraud in the inducement, misrepresentation, invasion of privacy, assault, battery, personal injury, harassment, hostile work environment, failure to promote, violation of federal, state, or local whistleblower or anti-retaliation personnel laws, infliction of emotional distress (negligent and intentional), compensatory damages, economic damages, and punitive damages; and

d.
claims for attorneys’ fees, costs, disbursements, and the like, which the Employee Releasors ever had, now have, or hereafter can, shall or may have against Brixmor for, upon, or by reason of any act, omission, transaction or occurrence up to and including the date that you sign this Agreement.

General Release of Claims by Brixmor. Brixmor knowlingly and voluntarily releases, waives and forever discharges You of and from any and all claims, causes of action, demands, fees and liabilities, known and unknown, of any kind or nature whatsoever which Brixmor had, now have or may have, arising out of or relating to Your employment with or duties and responsibilities for Brixmor, as of the date of execution of this Agreement, except that, unless specified herein, this release shall not release You or your future obligations set forth in Sections 2(d), 6, 7 and 8(a) of the Employment Agreement or your obligations under this Agreement. Notwithstanding the foregoing, this Agreement does not release You for any claims, causes of action, demands, fees or liabilities arising from or relating to your willful gross neglect or your willful misconduct.

6.	No Future Lawsuits, Complaints Or Claims

a.Subject to subsection (c) below, You agree, to the extent permitted by law, that You will not bring or join any lawsuit against Brixmor relating to your employment, the terms and conditions of your employment, the termination of your employment, or any claim or potential claim waived by this Agreement. You acknowledge that all such claims or causes of action brought in any such lawsuit are released and waived pursuant to this Agreement. Except as prohibited by law, in the event that any such lawsuit is filed, it shall be dismissed with prejudice upon presentation of this Agreement and You shall reimburse Brixmor for the costs, including attorneys’ fees and costs, of defending any such action. You agree to dismiss all such actions, if any, which are pending.

b.By virtue of the foregoing, You agree that You have waived any damages or other relief available to You (including, without limitation, money damages and equitable relief) under the claims waived in this Agreement. Therefore, You agree that You will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

c.This Agreement does not constitute a waiver of claims (i) arising after the date that you sign this Agreement, (ii) that may not be waived by law, (iii) for enforcement of this Agreement, or (iv) for accrued, vested benefits under any employee benefit plan in accordance with the terms of such plans and applicable law. This Agreement does not constitute a waiver of your right to file a charge with, or to testify or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or applicable state or local fair employment practices agency; however, this Agreement does constitute a waiver of any monetary or equitable award or remedy that may result from any such investigation or proceeding or otherwise.

7.	Acceptance of Agreement.

a.You hereby acknowledge and represent that You have been given a period of twenty-one (21) days to consider the terms of this Agreement; that the terms of this Agreement are clear and understandable to You; that Brixmor is required by law to and has hereby advised You in writing to consult with an attorney if You so choose prior to executing this Agreement; that You have had a reasonable opportunity to discuss the terms of this Agreement with an attorney of your choice; that You are signing this Agreement voluntarily and of your own free will; and that You have received valuable and good consideration to which You are otherwise not entitled in exchange for your execution of this Agreement.

b.You may accept this Agreement by signing it, inserting the date of signature in the space provided, and sending it to Brixmor c/o Carolyn Carter Singh, 450 Lexington Avenue, 13th Floor, New York, NY, 10017 within twenty-one (21) days after your Separation Date. You may not sign or accept this Agreement before the close of business on your Separation Date.

c.You hereby acknowledge that You may revoke this Agreement within seven (7) days of signing this Agreement (referred to herein as the “Revocation Period”) and that this Agreement shall not become enforceable until the day after the seven-day Revocation Period has expired without you having exercised your right to revoke this Agreement (referred to herein as the “Effective Date” of this Agreement). In the event You choose to exercise your option to revoke this Agreement, You shall notify Brixmor in writing addressed to Brixmor’s designated agent for this purpose, Carolyn Carter Singh, EVP HR & Administration, 450 Lexington Avenue, 13th Floor, New York, NY 10017, no later than 5:00 p.m. of the last day of the Revocation Period. If the last day of the Revocation Period is a Saturday, Sunday or legal holiday, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or such legal holiday. You expressly understand and agree that if You do not sign this Agreement, or if You revoke it within the Revocation Period, the Agreement will not be effective or enforceable, and You will not be entitled to any of the benefits or consideration provided for in this Agreement.

8.Confidentiality.

a.You agree not to disclose any information regarding the existence, substance, or any of the terms or conditions of this Agreement to anyone, except to your attorney, your spouse, and your financial or tax advisors, so long as You advise such individuals that they may not divulge the terms or conditions of this Agreement and, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. You also may disclose the terms or conditions of this Agreement to any court or agency of competent jurisdiction presiding over a proceeding challenging the validity of this Agreement, provided that the Agreement is submitted to the court or agency under seal. You represent that You have not spoken with anyone, other than your spouse and your personal attorney, regarding the existence and terms of this Agreement.

b.You acknowledge that during the course of your employment with Brixmor you had access to information relating to Brixmor that is not generally known by persons not employed by Brixmor and that could not easily be determined or learned by someone outside of Brixmor (“Confidential Information”). You agree not to disclose or use such Confidential Information at any time in the future except as may be required pursuant to a valid subpoena, a request by a government agency in connection with any investigation it is conducting, or as otherwise required by law.

9.Return of Property.

a.You represent that You have returned to Brixmor all property belonging to Brixmor, including but not limited to keys, card access to the building and office floors, policies, phone card, rolodex (if provided by Brixmor), computer user name and password, disks and/or voicemail code.

10.Governing Law, Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision; the invalid or unenforceable provision shall be stricken, without assessing damages or imposing penalties to either party arising out of said provisions, by any court of competent jurisdiction. In the event that the releases, waivers and/or covenants provided for by Section 6 of this Agreement are held to be illegal, void or unenforceable, you agree to execute releases, waivers and/or covenants that are legal and enforceable.

11.Nondisparagement. You agree that You will not disparage or encourage or induce others to disparage Brixmor. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, online or in print, or to any individual or entity with whom Brixmor has a business relationship which would adversely affect in any manner (i) the conduct of the business of Brixmor (including, without limitation, any business plans or prospects) or (ii) the business reputation of Brixmor. Nothing in this paragraph precludes You from responding truthfully to a valid subpoena, a request by a governmental agency in connection with any investigation it is conducting, or as otherwise required by law.

12.Violation of Agreement. You agree that if you violate this Agreement in any respect, you will repay any and all severance pay paid to you under Paragraph 2 (including the subparagraph thereof) and that you will be entitled to no further pay or benefits under this Agreement.

13.Assignment. Neither party shall assign any of its or his or her rights or obligations under this Agreement without the prior written consent of the other.

14.Notices. All notices required or permitted hereunder shall be in writing, and shall be deemed given on the date received.

15.Headings. The headings used in this Agreement are for convenience of reference only and shall in no way define, limit, expand or otherwise affect the meaning of any provision of this Agreement.

16.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.Indemnification; Directors’ and Officers’ Insurance. The Parties agree that Brixmor’s obligations under Section 8(b) of the Employment Agreement will continue beyond the Separation Date and that Section 8(b) is incorporated herein as if fully set forth herein.

18.Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

19.Entire Agreement. This Agreement sets forth the entire agreement between the parties regarding the matters addressed herein, and fully supersedes any prior agreements or understandings regarding such matters between the parties.

YOU HAD AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND HAVE HAD A REASONABLE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.
TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH ABOVE, YOU FREELY AND KNOWINGLY, WITHOUT COERCION OR DURESS, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST BRIXMOR.
YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, FULLY UNDERSTAND IT AND ARE VOLUNTARILY ENTERING INTO IT.

Date:	May 20, 2016	/s/ Daniel Hurwitz
Daniel Hurwitz

BRIXMOR EMPLOYMENT COMPANY, LLC

Date:	May 20, 2016	/s/ Carolyn Carter Singh
CAROLYN CARTER SINGH
EVP HR & Administration